Exhibit 99.1

NEWS RELEASE
Contact: Martina Bar Kochva	48 South Service Road
Melville, NY 11747
(631) 465-3600

PARK ELECTROCHEMICAL CORP.  REPORTS FIRST QUARTER RESULTS

Melville, New York, Thursday, June 24, 2010......Park Electrochemical Corp. (NYSE-PKE) reported sales of $59,026,000 for its 2011 fiscal year first quarter ended May 30, 2010 compared to sales of $36,697,000 for the first quarter of last year.

Park reported net earnings of $9,869,000 for the first quarter ended May 30, 2010 compared to net earnings of $3,074,000 for last year’s first quarter.  Park's basic and diluted earnings per share were $0.48 for the first quarter ended May 30, 2010 compared to basic and diluted earnings per share of $0.15 for last year’s first quarter.

The Company will conduct a conference call to discuss its financial results at 11:00 a.m. EDT today.  Forward-looking and other material information may be discussed in this conference call.  The conference call dial-in number is (877) 685-2329 in the United States and Canada and (706) 634-2174 in other countries and the required passcode is 83419606.

For those unable to listen to the call live, a conference call replay will be available from approximately 2:00 p.m. EDT today through 11:59 p.m. EDT on Tuesday, June 29, 2010.  The conference call replay can be accessed by dialing (800) 642-1687 in the United States and Canada and (706) 645-9291 in other countries and entering passcode 83419606 or on the Company's web site at www.parkelectro.com/investor/investor.html.

Any additional material financial or statistical data disclosed in the conference call will also be available at the time of the conference call on the Company’s web site at www.parkelectro.com/investor/investor.html.

Park Electrochemical Corp. is a global advanced materials company which develops and manufactures high-technology digital and RF/microwave printed circuit materials principally for the telecommunications and internet infrastructure and high-end computing markets and advanced composite materials, parts and assemblies principally for the aerospace markets. Park’s core capabilities are in the areas of polymer chemistry formulation and coating technology. Park also specializes in the design and manufacture of complex composite aircraft and space vehicle parts. The Company’s manufacturing facilities are located in Singapore, China, France, Connecticut, Kansas, Arizona, California and Washington.

Additional corporate information is available on the Company’s website at www.parkelectro.com.

The performance table (in thousands, except per share amounts–unaudited):

	13 Weeks Ended
	5/30/10	5/31/09

Sales	$59,026	$36,697

Net Earnings	$9,869	$3,074

Basic and Diluted Earnings Per Share:	$0.48	$0.15

Weighted Average Shares Outstanding:
Basic	20,561	20,471
Diluted	20,608	20,482

The comparative balance sheets (in thousands):

	5/30/10	2/28/10
	(unaudited)
Assets
Current Assets
Cash and Marketable Securities	$244,485	$237,840
Accounts Receivable, Net	36,055	31,698
Inventories	14,053	11,973
Other Current Assets	2,708	1,167

Total Current Assets	297,301	282,678

Fixed Assets, Net	43,797	44,905
Other Assets	16,984	15,521

Total Assets	$358,082	$343,104

Liabilities and Stockholders' Equity
Current Liabilities
Accounts Payable	$11,922	$10,201
Accrued Liabilities	8,999	7,301
Income Taxes Payable	5,640	4,140

Total Current Liabilities	26,561	21,642

Deferred Income Taxes	1,398	1,398
Other Liabilities	3,911	3,966

Total Liabilities	31,870	27,006

Stockholders’ Equity	326,212	316,098

Total Liabilities and Stockholders' Equity	$358,082	$343,104

Equity Per Share	$15.87	$15.40

Detailed operating information (in thousands - unaudited):

	13 Weeks Ended
	5/30/10	5/31/09
Net Sales	$59,026	$36,697

Cost of Sales	38,863	27,489
%	65.8%	74.9%

Gross Profit	20,163	9,208
%	34.2%	25.1%

Selling, General and Administrative Expenses	7,762	5,917
%	13.2%	16.1%

Earnings from Operations	12,401	3,291
%	21.0%	9.0%

Interest Income	76	688
%	0.1%	1.8%

Earnings before Income Taxes	12,477	3,979
%	21.1%	10.8%

Income Tax Provision	2,608	905
Effective Tax Rate	20.9%	22.7%

Net Earnings	9,869	3,074
%	16.7%	8.4%

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